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ECI LOGO

                                                                      EXHIBIT 1

                           ECI TELECOM SIGNS STRATEGIC
                   RELATIONSHIP AGREEMENT WITH NORTEL NETWORKS


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PETAH TIKVA, ISRAEL, December 11, 2003, ECI Telecom (Nasdaq: ECIL) today announced that it has entered into a strategic relationship with Nortel Networks* to deliver broadband access networking solutions that will address the increasing global demand for multimedia and triple play services (voice, video and data).

Nortel Networks and ECI Telecom share a common objective for the development of broadband networking solutions that will enable new revenue-generating service bundles. This agreement provides a framework for the two companies to cooperatively engage in sales and marketing activities that will leverage Nortel Networks global telecommunications experience with ECI's industry-leading broadband access products and market presence.

Commenting, Doron Inbar, President and CEO of ECI Telecom said, "We are delighted to work closely with an industry leader such as Nortel Networks in order to address the rapidly growing market for broadband networks. We believe that Nortel Networks comprehensive portfolio of innovative products, together with our industry-leading broadband access solutions, represents one of the most comprehensive next-generation solutions for broadband networks.

"This agreement essentially formalizes what is already a close and constructive working relationship," said Brian McFadden, president, Optical Networks, Nortel Networks. "We are confident that this relationship will be mutually beneficial and will leverage our respective strengths."

ABOUT ECI TELECOM
ECI Telecom provides advanced telecommunications solutions to leading carriers and service providers worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL, and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.

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Certain statements contained in this release may contain forward-looking information with respect to plans, projections, or future performance (including guidance on future financial performance) of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, actual revenues earned from announced contracts, the general deterioration of the global economy and slowdown in expenditures by telecommunications service providers, our substantial net losses and possibility of future net losses, rapid technological change in our markets, competitive factors, price erosion in the market for certain of our products, dependence on large customers, fluctuations in our quarterly and annual results, potential inability to raise additional funds, if needed, on favorable terms, risks associated with international sales, fluctuations in the results of our subsidiary ECtel, risks relating to our intellectual property, integration of recently combined operations, substantial outstanding line of credit and related loan to one of our customers and its affiliate, unexpected tax demands, currency fluctuations, potentially disruptive acquisitions, dependence on limited suppliers and subcontractors, as well as risks related to operations in Israel, and other risks detailed in the Company's annual report on Form 20-F for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact: Investor Relations, ECI Telecom:
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Israel:  Daniel Chertoff +(972)-3-926-6255 email: daniel.chertoff@ecitele.com
         Kim Kelly: +(972)-3-926-6092 email: kim.kelly@ecitele.com
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         *Nortel Networks is a trademark of Nortel Networks.